Exhibit 99.2

AAIPHARMA ACHIEVES FINANCING GOALS

* Announces successful completion of consent solicitation

* Makes October 1, 2004 interest payment on 11.5% senior subordinated notes

Wilmington, N.C., October 29, 2004 — aaiPharma Inc. (NASDAQ: AAII) announced today pursuant to its previously announced solicitation of consents (the “Solicitation”) with respect to its 11.5% Senior Subordinated Notes due 2010 (the “Notes”) that it has received the requisite consents to adopt the proposed amendments to the indenture governing the Notes. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes.

The Company also made the October 1, 2004 interest payment on the Notes (including default interest), and satisfied all of the other conditions to the October 22, 2004 amendment to the Company’s senior credit facilities (the “Senior Debt Amendment”). The Senior Debt Amendment increased the amount of term loans available to the Company by up to $30 million. The Company borrowed $20 million of these new term loans at closing in order to make the October 1, 2004 interest payment on the Notes and for general working capital purposes.

All holders of record who submitted valid and unrevoked consents prior to 1:00 p.m., New York City time, on Friday, October 29, 2004, will receive the consent fee of $20.00 in cash per $1,000 principal amount of Notes for which consents have been delivered, subject to the terms and conditions of the Solicitation. The Company has executed a supplemental indenture containing the proposed amendments, which are now operative.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to develop and execute its business plan. Additional relevant risk factors are discussed in the Company’s most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission.

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